Exhibit 10.2
AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

THIS TRANSPORTATION SERVICE AGREEMENT (“Agreement”), between CenterPoint Energy Gas Transmission Company (“CEGT”), a Delaware corporation (“Transporter”), and Shipper (defined below), covering the transportation of natural gas by Transporter on behalf of Shipper as more particularly described herein, is entered into in accordance with the following terms and conditions:

1)	SHIPPER INFORMATION:

Laclede Energy Resources, Inc.
720 Olive Street
St. Louis, MO 63101
Attn: Scott Jaskowiak
Phone: (314) 516-8588
Fax: (314) 516-8551
Email: sjaskowiak@lacledeenergy.com

Type of Entity: Missouri corporation

Transporter’s wire transfer information and addresses for notices and payments shall be located on Transporter’s Internet Web Site.

2)	REGULATORY AUTHORITY:	Subpart G

3)	TERM, CONTRACT DEMAND AND POINTS:

The term, Contract Demand, Receipt Entitlements, if applicable, and Receipt and Delivery Points for this Agreement shall be as shown below.  Absent designation of MRO’s for any specific physical Point of Receipt, Transporter shall have no obligation to permit Shipper to utilize any such Point of Receipt or to receive any specific quantities on Shipper’s behalf at such point.

Term:	Effective Date:	Originally November 5, 2008, as amended and restated April 1, 2009, subject to FERC approval

Primary Term End Date:	The end of the Day of October 31, 2013

Evergreen?	No

Contract Demand:	75,000 Dth/D

Receipt Entitlement(s):	Neutral Pooling Area: 75,000 Dth/D

Primary Receipt Point(s):	Maximum Receipt Obligation (Dth/D)

O-West Summary (Meter No. 805298)	64,000
Scissortail Energy, LLC (Meter No. 012355)	11,000

Primary Delivery Point(s):	Maximum Delivery Obligation (Dth/D)

Columbia Gulf CP (Meter No. 13548)	60,000
Trunkline CP (Meter No. 13546)	15,000

4)
RATE:  Unless provided otherwise in an Attachment A to this Agreement in effect during the term of this Agreement, in a capacity release award, or below, Shipper shall pay, or cause to be paid, to Transporter each month for all services provided hereunder the maximum applicable rate, and any other charges, fees, direct bill amounts, taxes, assessments, or surcharges provided for in Transporter’s Tariff, as on file and in effect from time to time, for each service rendered hereunder.  If Attachment A or this Agreement provides for a rate other than the maximum applicable rate, the following shall apply:

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

Shipper agrees to pay the rates specified below or on Attachment A for performance of certain gas transportation service under the Agreement.  These rates are applicable only in accordance with the following:

(a)	Term, Points and/or Rates: The term of the rates, and the Receipt Point(s) and the Delivery Point(s) eligible for such rates, shall be specified below.

	(i)	Negotiated Rate.

	(ii)	Description of Points:

The Receipt Points eligible for the rates specified below shall be the points listed in Section 3 of the Agreement (as such agreement provided on the effective date hereof), and all generally available AIRPs and Pools in the Neutral Pooling Area, including Shipper’s East of Chandler Neutral Pool (when established).

The Delivery Point eligible for the rates specified below shall be the Primary Delivery Points listed in Section 3 of the Agreement (as such Agreement provides on the effective date hereof) and the following Secondary Delivery Points:  all generally available Perryville Hub Delivery Points.

	(iii)	Description of Rates:

The rate which Transporter shall bill and Shipper shall pay under the Agreement for services up to Contact Demand (as provided for on the effective date hereof) shall be achieved by adjusting, if required Transporter’s then effective applicable maximum Tariff rates to a level which yields a unit rate (“Transmission Allowance”) of $0.2528 per Dth, when calculated on an assumed 100% load factor basis, based on Shipper’s Contract Demand; the rate applicable to transportation between any points other than those set forth in (ii) above shall be the higher of the Transmission Allowance or the then applicable maximum Tariff rate.  The Transmission Allowance shall not be subject to refund or reduction if it exceeds the maximum Tariff rate.  Shipper hereby elects to be billed on a levelized basis to the extent Transporter so determined and such option is available under the tariff.

Shipper shall pay a Reservation Charge each Month based on the Dth of Contract Demand, regardless of the quantity of gas transported during the Service Month.  The Reservation Charge (expressed as a unit rate on an assumed 100% load factor basis) will be calculated by subtracting the minimum applicable Base Commodity Rate from the Transmission Allowance.

	(iv)	Term of Rate:
		Begin Date(s):	April 1, 2009
		End Date(s):	October 31, 2013

(b)	Authorized Overrun: Unless Transporter agrees otherwise, the rate for any authorized overrun quantities shall be the greater of the maximum Tariff rate or the rate described above.

(c)
General:  In consideration for Shipper’s continuing compliance with the provisions of the Agreement, the transportation rates and charges as defined above or on Attachment A for the specified services provided under the Agreement only apply to receipts from, and subsequent deliveries to, the Points of Receipt and Delivery, quantities and/or time periods described above or on Attachment A and to reserved capacity necessary to effect such service. In addition to any rate or amount referred to herein (including discounted rates, Negotiated Rates, overrun rates and maximum Tariff rates), Shipper shall provide or pay and Transporter shall retain or charge Fuel Use and LUFG allowances or charges (including the EPC surcharge) in such quantities or amounts as authorized from time to time by the Tariff and, except as specifically provided otherwise herein or on Attachment A, shall pay any applicable charges, penalties, surcharges, fees, taxes, assessments and/or direct billed amounts provided for in the Tariff.  In any event, the rate in any Month shall never be below Transporter’s applicable minimum Tariff rate for a discount rate transaction.  For a Negotiated

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

Rate transaction, the rate in any month shall never be below Transporter’s applicable minimum Tariff rate, unless Transporter otherwise agrees.  Transporter shall not be responsible for the payment and satisfaction of any taxes assessed or levied on the receipt, transmission (and any activities in connection therewith), delivery, use and/or consumption with respect to Gas delivered or received by Shipper, unless Transporter agrees otherwise.

(d)	Rate-Related Provisions:

(i)
Consideration for Rate Granted:  Transporter agrees to the rates specified herein or on Attachment A in exchange for Shipper’s agreement to forego credits or other benefits to which Shipper would otherwise be entitled, but only to the extent such credits or benefits would result in a greater economic benefit over the applicable term than that represented by the agreed-upon rate.  Accordingly, unless Transporter otherwise agrees, Shipper will not receive credits (with the exception of (1) penalty revenue credits provided pursuant to Section 31 of the General Terms and Conditions of Transporter’s Tariff, and (2) capacity release credits) from rates, refunds or other revenues collected by Transporter or Shipper if to do so would effectively result in a lower rate or greater economic benefit to Shipper; provided, however, that for a Shipper taking service under a Negotiated Rate agreement, Transporter and Shipper can agree pursuant to Section 19.8 of the General Terms and Conditions of Transporter’s Tariff that Transporter will retain some or all of the capacity release credits to the extent those credits exceed the amount of the Shipper’s invoiced  demand  component.  If  the  parties’ agreement to the foregoing is determined invalid or if Shipper seeks to obtain credits or benefits inconsistent therewith, unless Transporter otherwise agrees, it will have the right to immediately terminate or modify any provisions herein or of Attachment A that would allow Shipper to pay amounts less than the maximum applicable Tariff rate.

(ii)
Limitation on Agreed Upon Rate:  Unless Transporter agrees otherwise, if at any time receipts and/or deliveries are initially sourced into the system, nominated, scheduled and/or made, by any means or by operation of any Tariff mechanisms, with respect to the capacity obtained by, through or under the Agreement at points, or under conditions, other than those specified herein or on Attachment A, then as of such date, and for the remainder of the Service Month in which such non-compliance occurred, or the remainder of the term of the Agreement, whichever is shorter, Shipper shall be obligated to pay no less than the maximum applicable Tariff rates for service under the Agreement.  This limitation shall not apply to the extent that Transporter has requested Shipper to receive and/or deliver other than as specified herein or on Attachment A.  Such request may be made via e-mail, in writing, or via Internet Web Site posting and the document in which such request is made shall be deemed to amend this Agreement to the extent applicable.

(iii)
Regulatory Authority:  This Agreement (including Attachment A) is subject to Section 16 of the GT&C of Transporter’s Tariff.  Transporter and Shipper hereby acknowledge that this Agreement is subject to all valid and applicable federal and local laws and to the orders, rules and regulations of any duly constituted federal or local regulatory body or governmental authority having jurisdiction.   Any provision of this Agreement which is determined by any court or regulatory body having jurisdiction to be invalid or unenforceable will be ineffective to the extent of such determination only, without invalidating, or otherwise affecting the validity of, the remaining provisions.  Unless the parties agree otherwise, if Transporter has made a good faith determination that a federal or local law, or order, rule or regulation of any governmental authority having or asserting jurisdiction (1) requires performance by Transporter that is inconsistent with the terms specified herein or on Attachment A, or (2) conditions or prohibits the granting of selective discounts or other rates specified herein or on Attachment A, then Transporter may provide notice that it intends to renegotiate the rates under the Agreement.  If the parties fail to reach agreement within forty-five (45) days of any renegotiation notice given pursuant to the terms of this paragraph, then:  (1) the rate provisions herein or on Attachment A shall be terminated, and the rate for service herein or under Attachment A shall be Transporter’s applicable maximum Tariff rate, or (2) if Transporter’s applicable maximum Tariff rate is greater than the rate for service herein or on Attachment A, at the Shipper’s option, the Agreement and any applicable  Attachment A shall terminate.  The effective date of this renegotiation or termination shall be the first

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

day of the month following the end of the 45-day renegotiation period; provided, however, that the effective date will comply with the requirements of the applicable federal or local law, or order, rule or regulation of any governmental authority having or asserting jurisdiction.

(iv)
Entire Agreement:  Attachment A, if applicable, shall supplement the Agreement with respect to the matters agreed to, and together shall constitute the entire understanding of the parties relating to said matters as of the effective date stated therein.  Unless otherwise specified, all prior agreements, correspondence, understandings and representations are hereby superseded and replaced by Attachment A and the Agreement.  Except as otherwise provided herein, all terms used herein with initial capital letters are so used with the respective meanings ascribed to them in Transporter’s Tariff.

(v)
Failure to Exercise Rights:  Failure to exercise any right under Attachment A, if applicable, or the Agreement shall not be considered a waiver of such right in the future.  No waiver of any default in the performance of Attachment A or the Agreement shall be construed as a waiver of any other existing or future default, whether of a like or different character.

(e)
Inability to Collect Negotiated Rates:  If this Agreement covers a Negotiated Rate transaction, and Transporter is unable to collect Negotiated Rates due to a change in Commission policy or rejection of the transaction by the Commission prior to or during the term of such transaction, then, unless the parties agree otherwise, Shipper shall pay the maximum Tariff rate for the services.  In such event, Transporter shall notify Shipper in writing of the requirement to pay maximum Tariff rates and, if the maximum Tariff rates are greater than the Negotiated Rates under such transaction, Shipper shall have no more than thirty (30) days from the date of such notification to give notice in writing of termination of the applicable Agreement, with such termination to be effective no earlier than the end of the Month following the Month in which such termination notice is received.

5)	OTHER PROVISIONS:

5.1)
Payments shall be received by Transporter within the time prescribed by Section 14 of the GT&C of Transporter’s Tariff.  Amounts past due hereunder shall bear interest as provided in Section 14 of the GT&C of the Tariff.  Shipper shall pay all costs associated with the collection of such past due amounts including, but not limited to, attorney’s fees and court costs.  Shipper hereby represents and warrants that the party executing this Agreement on its behalf is duly authorized and possesses all necessary corporate or other authority required to legally bind Shipper.

	5.2)	Do the parties agree that the provisions of Section 13.4 of the GT&C of Transporter’s Tariff shall apply with respect to third-party transportation? Yes ____ No __X__

	5.3)	a)	Does this Agreement supersede and cancel a pre-existing Transportation Service Agreement(s) between the parties? Yes ____ No __X__

b)
Does this Agreement amend and restate in its entirety a pre-existing Transportation Service Agreement(s) between the parties?    Yes _X__ No ____
If Yes, the Transportation Service Agreement(s) are described as follows:  Effective April 1, 2009, this Agreement amends and restates Transportation Service Agreement #1006667, originally effective November 5, 2008, as subsequently amended, restated and/or superseded prior to or as of the effective date hereof.

	5.4)	Is this Agreement entered into pursuant to and subject to CAPACITY RELEASE, Section 19 of the GT&C of Transporter’s Tariff? Yes ____ No __X__

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

5.5)
Does this Agreement include any other terms/provisions permitted by the Tariff?  Yes __X__ No ____
If Yes, those provisions (including a specific reference to the Tariff authority for each such provision) are as follows:

a)
In accordance with Section 19.8 of the GT&C of the Tariff, the parties hereby agree that Transporter shall retain, and not credit back to Shipper, credits, if any, for capacity releases to the extent that amounts paid by or invoiced to Replacement Shipper(s) as, or attributable to, demand or reservation type charges up to the then applicable Transporter’s maximum tariff rate exceed on a daily basis, or any lesser applicable period, the amount of Shipper’s invoiced demand component.

b)
In accordance with Section 21.1 of the GT&C of the tariff, the parties hereby agree that Shipper shall have contractual “right of first refusal” which will provide to it the same rights and obligation regarding extending service under the Agreement as to reserved capacity on Transporter’s system beyond the termination or expiration date as would be available to Shippers eligible to invoke the provisions of Section 21 of the GT&C of the Tariff, as on file and in effect from time to time.

6)
All modifications, amendments or supplements to the terms and provisions hereof shall be effected only by supplementary written (or electronic, to the extent Transporter permits or requires) consent of the parties.

7)
SIGNATURE:  This Agreement constitutes a contract with Transporter for the transportation of natural gas, subject to the terms and conditions hereof, the General Terms and Conditions attached hereto, and any applicable attachment(s), all of which are incorporated herein by reference and made part of this Agreement.

CENTERPOINT ENERGY GAS TRANSMISSION		LACLEDE ENERGY RESOURCES, INC.
COMPANY

By:	/s/ Willie Underwood	By:	/s/ S.E. Jaskowiak
Name:	Willie Underwood	Name:	S.E. Jaskowiak
Title:	Vice President, Marketing	Title:	Vice President and General Manager
Date:	3/31/09	Date:	3/30/09

GENERAL TERMS AND CONDITIONS
TO AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.  1006667

1.
This Agreement shall be subject to the provisions of Rate Schedule FT as well as the General Terms and Conditions (“GT&C”) set forth in Transporter’s Tariff, as on file and in effect from time to time, all of which by this reference are made a part hereof.

2.
In accordance with Section 12.2 of the GT&C of Transporter’s Tariff, Transporter shall have the right at any time, and from time to time, to file and place into effect unilateral changes or modifications in the rates and charges, and other terms and conditions of service hereunder, and as set forth in said Rate Schedule and in said GT&C of Transporter’s Tariff, in accordance with the Natural Gas Act or other applicable law.  Nothing contained in the foregoing provision shall preclude or prevent Shipper from protesting any such changes or modifications; however, Shipper agrees to pay all rates and charges, and to comply with all terms and conditions, in effect under the Tariff.

3.
Upon Shipper’s failure to pay when due all or any part of amounts billed in connection with services rendered or to comply with the terms of this Agreement, Transporter may terminate this Agreement and/or suspend service, as appropriate, in accordance with the provisions of Section 14 of the GT&C of Transporter’s Tariff.

4.
In accordance with Section 21.1 of the GT&C of Transporter’s Tariff, upon termination hereof for whatever reason, Shipper agrees to stop delivering gas to Transporter for service and, unless otherwise agreed by Transporter, to seek no further service from Transporter hereunder.  Shipper agrees to cooperate with and assist Transporter in obtaining such regulatory approvals and authorizations, if any, as are necessary or appropriate in view of such termination and abandonment of service hereunder.

5.
In accordance with Section 5.7(e) of the GT&C of Transporter’s Tariff, termination of this Agreement shall not relieve either party of any obligation that might otherwise exist to cash-out or correct any Imbalance hereunder nor relieve Shipper of its obligation to pay any monies due hereunder to Transporter and any portions of this Agreement necessary to accomplish such purposes shall be deemed to survive for the time and to the extent required.

6.
In accordance with Sections 2.1 and 2.2 of Rate Schedule FT of Transporter’s Tariff, subject to the provisions of the Tariff and this Agreement, Transporter shall receive, transport, and deliver, for the account of Shipper for the purposes contemplated herein, on a firm basis a quantity of Gas up to the quantity or quantities specified in  the Agreement.

7.
In accordance with Sections 2.1 and 3.3 of Rate Schedule FT of Transporter’s Tariff, Gas shall be (i) tendered to Transporter for transportation hereunder at the Point(s) of Receipt and (ii) delivered by Transporter after transportation to Shipper, or for Shipper’s account, at the Point(s) of Delivery on the terms and at the points shown in this Agreement.  Subject to the provisions of the Tariff, Transporter shall tender for delivery quantities of Gas thermally-equivalent to those delivered by Shipper, less, as applicable, Delhi Fuel Use, Wheeling LUFG, Line CP Fuel Use and LUFG, Fuel Use and LUFG, or Storage Fuel Use and LUFG, retained.

8.
Except as otherwise permitted in the Tariff, and in accordance with Section 19 of the GT&C of Transporter’s Tariff, this Agreement shall not be assigned by Shipper in whole or in part, nor shall Shipper agree to provide services to others by use of any capacity contracted for under the Agreement, without Transporter’s prior written consent.  In addition to all other rights and remedies, Transporter may terminate the Agreement immediately if it is assigned by Shipper or if Shipper subcontracts the capacity to others contrary to the provisions hereof, whether the assignment or contract be voluntary, or by operation of law or otherwise.  Subject to the above, the respective rights and obligations of the parties under the Agreement shall extend to and be binding upon their heirs, successors, assigns and legal representatives.  Subject to Section 14 of the GT&C of Transporter’s Tariff, Shipper may assign this Agreement to an entity with which it is affiliated.  Any person which shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of either party hereto, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement; and either party may assign or pledge this Agreement under the provisions of any mortgage, deed of trust, indenture, bank credit agreement, assignment or similar instrument which it has executed or may execute hereafter.

9.
Any notice, statement, or bill provided for in this Agreement shall be in writing (or provided electronically via the Internet to the extent Transporter permits or requires) and shall be considered as having been given if hand delivered, or, if received, when mailed by United States mail, postage prepaid, to the addresses specified herein, or such other addresses as either party shall designate by written notice to the other.  Additionally, notices shall be considered as having been given, if received, when sent via facsimile or through electronic data interchange.

10.
In accordance with the form of credit application contained in the Tariff, Shipper agrees that any representations and agreements contained in any credit application submitted in connection with this service shall be incorporated herein by reference and made a part hereof.